EXHIBIT 5.1

REDGRAVE & ROSENTHAL LLP

Attorneys at Law

120 East Palmetto Park Road

Suite 450

Boca Raton, Florida 33432-4845

Telephone (561) 347-1700

Facsimile (561) 391-9944

Gerald W. Gritter PA

ggritter@boca-law.com

Direct: 561-391-8899

February 7, 2008

Real Logic, Inc.

340 Poinciana Way, Suite 326 B

Palm Beach, Florida 33480

Re: Form S-8 Registration Statement

Gentlemen:

We have acted as counsel to Real Logic, Inc., a Florida corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act") relating to the offering of up to an additional 500,000 shares (the "Shares") of its common stock, $.0001 par value (the "Shares") pursuant to the Company's Stock Compensation Plan ("Stock Compensation Plan").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Company's Certificate of Incorporation, the By-Laws of the Company and the Stock Compensation Plan.

Based on the foregoing, we are of the opinion that, the Shares when awarded in accordance with the terms of the Stock Compensation Plan will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion in connection with the Company's registration statement and the inclusion hereof as an exhibit thereto. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

Sincerely,

/s/ Gerald W. Gritter

Redgrave & Rosenthal LLP